EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of this 20 day of October, 2003 ("Effective Date"), by and between Mid Atlantic Medical Services, Inc., a Delaware corporation with its principal executive offices at 4 Taft Court, Rockville, Maryland 20850 ("Company"), and Thomas P. Barbera ("Executive") supersedes and replaces all previous employment agreements and amendments.

     WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company on a full-time basis for said period;

     WHEREAS, the Company and Executive desire to set forth the amounts payable and benefits to be provided by the Company to Executive while in the employment of the Company and in the event of a termination of Executive's employment with the Company under the circumstances set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

     1. Employment. The Company agrees to continue Executive in its employ, and Executive agrees to remain in the full time employ of the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

     2. Position and Responsibilities. The Company employs Executive, and Executive agrees to serve, as President and Chief Executive Officer of the Company on the conditions hereinafter set forth. Executive agrees to perform such services consistent with his position as shall from time to time be assigned to him by the Company's Board of Directors ("Board") or another executive designated by the Board. Such duties may include, in addition to his duties as President and Chief Executive Officer, the appointment of Executive as an officer and/or director of any present or future subsidiary or affiliate of the Company without any additional remuneration under this Agreement. Executive shall devote all of his business time, attention, skill, and efforts to the faithful performance of the duties hereunder.

     3. Term. The period of Executive's employment under this Agreement with the Company shall be deemed to have commenced as of January 1, 2004 and remain in effect for three years and will continue thereafter on a year-to-year basis in the absence of notice by either party pursuant to this Agreement or unless otherwise extended.

     4. Compensation and Reimbursement of Expenses.

          (a). General. For all services rendered by Executive as President and Chief Executive Officer in addition to any other capacity during employment under this Agreement (including, without limitation, services as an

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     executive,  officer,  or  director of the  Company,  or any  subsidiary  or affiliate of the Company, or as a member of any committee of the Board of Directors of the Company or any subsidiary or affiliate of the Company), the Company shall pay Executive as compensation (i) an annual salary ("Base Salary"); (ii) such bonuses if any, as may be awarded to Executive from time to time pursuant to any Bonus Plan adopted by the Company for its senior management; (iii) such other bonuses as may be awarded by the Board or by a committee designated by the Board as described below ("Performance Bonus"); (iv) stock options as forth in Section 4(b).

          (b). Stock Options. (i). On January 1, 2004 and on each subsequent January 1 that this Agreement is in effect, the Company will grant Executive options to purchase no less than 150,000 shares of MAMSI common stock at the stock price on the date of grant. The Compensation Committee of the Board will annually consider and submit to the Board a recommendation for option grants in excess of the minimum of 150,000. All of such options will vest 50% on the date of grant and 50% based on performance targets to be determined by the Stock Option Committee and the Board at the first Board meeting in the year of the grant.

               (ii). The number and kind of shares subject to outstanding options, the purchase price or exercise price of such options, the limit now set forth in Section 5.01 of the Company's stock option plan (and any similar successor plan or provision) and the number and kind of shares available for options subsequently granted shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the options granted. The Stock Option Committee shall have the power and sole and absolute discretion to determine the nature and amount of the adjustment to be made in each case.

          (c). Base Salary. Base Salary shall be $957,381 for 2004. For 2005 and each year thereafter, the Base Salary will increase by an amount equal to 50% of the percentage increase in the Company's prior year consolidated net income as determined by the Company, and audited by the Company's independent certified public accountant but any annual increase may not be greater than 8 percent. There shall be no decreases in Executive's Base Salary, as adjusted, during the term of this Agreement. Items of a non-recurring nature may be excluded in the calculations as mutually agreed to by the Company and the Executive.

          (d). Bonuses.

               (i). Executive shall be paid a bonus as may be determined under the applicable Bonus Plan adopted by the Company for its senior management.

               (ii). In addition, for 2004 and each year thereafter, the Executive shall be paid a Performance Bonus based on the percentage increase in the Company's net income, as determined by the Company and as audited by the Company's independent certified public accountant, according to the following formula:
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         Percentage Increase in Company     Performance Bonus Percentage
         Net Income

         0% - 8.00%                          -0-
         8.01% -15.00%                       50% of % increase in net income
         15.01% - 25.00%                     75% of % increase in net income
         25.0% and up                        100% of % increase in net income up
                                             to 50% of Base Salary

The current year's Base Salary shall be multiplied times the Performance Bonus percentage earned in the applicable year. The maximum Performance Bonus that may be paid for any year is 50% of that year's Base Salary.

               (iii). Items of a non-recurring nature may be excluded in the calculations as mutually agreed to by the Company and the Executive.

          (e). Reimbursements. The Company shall also reimburse Executive, in accordance with such policies and procedures as the Board may establish from time to time, for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement.
     Executive shall also be entitled to participate in all benefit plans established by the Company for which Company executives are or shall become eligible.

     5. Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive as follows:

          (a). Disability. (i) If Executive fails to perform any of his duties under this Agreement on account of Disability (as hereinafter defined), the Company may give notice to Executive to terminate this Agreement on a date not less than one hundred and eighty (180) days thereafter ("Notice Period") and, if Executive has not resumed full performance of his duties under this Agreement within such Notice Period, then Executive's employment under this Agreement will terminate on the date provided in the notice ("Disability Termination Date"). Notwithstanding the above, the Executive is specifically entitled to receive all benefits in Section 5(a)(ii).

               (ii). Executive shall be paid his Base Salary by the Company during the Notice Period. Within thirty (30) days after the Disability Termination Date, the Company shall pay Executive's Base Salary as then in effect that has accrued to the last day of the month in which the Disability Termination Date occurs as well as any other payments or benefits that Executive is entitled to as an employee of the Company. Executive shall also be entitled to receive a fully vested retirement benefit and tax gross up thereon when payable pursuant to Sections 5(d) and 5(h) and health insurance benefits pursuant to
          Section 8 below.

               (iii). Until the end of the last day of the month in which the Disability Termination Date occurs, the Company shall maintain and pay for health and other insurance benefits for Executive at least equal to those he had at the commencement of such Disability.
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               (iv). As used in this Agreement, the term "Disability" shall mean the inability of Executive to perform all of his duties under this Agreement by reason of his medical, mental, or emotional disability, as determined by an independent physician selected with the approval of the Board and Executive.

          (b). Death. If Executive dies while employed under this Agreement, his employment under this Agreement will terminate as of the date of his death ("Date of Death"). Within thirty (30) days after the Date of Death, the Company shall pay to Executive's legal representative Executive's Base Salary as then in effect that has accrued to the last day of the month in which the Date of Death occurs as well as any other payments or benefits that Executive is entitled to as an employee of the Company. If the Executive dies while receiving payments pursuant to Section 5(c) below, said payment shall continue for the period remaining and shall be paid to the estate or named beneficiary of the Executive. Executive's beneficiary shall receive 80% of the Executive's fully vested retirement benefit and tax gross up thereon when payable pursuant to Sections 5(d) and 5(h) and health insurance benefits pursuant to Section 8 below. On the Date of Death, all granted stock options shall immediately vest and Executive's heirs or estate shall be treated as if Executive remained an employee for exercise purposes consistent with the terms of the applicable stock option plan.

          (c). Certain Other Events of Termination. (i) In the event that (A) the Company terminates Executive's employment for any reason (other than because of death, Disability, or "just cause" (as defined below), (B) the term of this Agreement expires and the Company does not offer to extend the Executive's employment in a similar capacity, (C) Executive terminates his employment with the Company because of the Company's material breach of this Agreement, (D) Executive terminates his employment with the Company because the Company requires Executive to be based anywhere other than Executive's current location or within seventy-five miles (75) round trip of the Company's current principal executive offices, or (E) Executive terminates his employment with the Company because of a substantial reduction of his duties and responsibilities, then the Executive shall be entitled to the severance benefits described in Section 5(c)(ii) below. The date of termination under this Section 5(c)(i) shall be referred to as the "Executive Termination Date" in this Agreement. Notice of termination pursuant to this section will be provided in writing by either the Executive or the Company, as applicable, at least thirty (30) days in advance of the requested Executive Termination Date.

               (ii). Upon the occurrence of an event described in Section 5(c)(i) above, the Executive shall be entitled to the following:

                    (A). The Company  shall pay the Executive an amount equal to two year's Base Salary as in effect on the Executive Termination Date with the total amount being paid in equal bi-weekly payments over a period of two years commencing on the Executive Termination Date and in accordance with regular payroll practices of the Company;

                    (B). The Company shall also pay the Executive the sum of the maximum bonus under the senior management Bonus Plan of the Company and the maximum Performance Bonus that Executive could have been entitled to had he been employed until the end of the year of termination regardless of whether he receives either bonus that year using the assumption that the parameters for earning maximum bonuses were met for that year regardless of the actual performance of the Company. Such bonus payments shall occur when bonuses are normally paid by the Company but in no event later than February 28 of the applicable year; and

                    (C). All stock options which Executive has been granted shall immediately vest and become exercisable. For the purposes of the time period available for exercising such stock options, Executive shall be considered to be in the continuous employ of the Company unless terminated pursuant to subsection (e) below.

                    (D). If the Executive becomes entitled to the benefits provided in this Section 5(c)(ii), such benefits shall be in lieu of any other severance benefit that the Company may provide or adopt except that the Executive shall be entitled to the value of his fully vested retirement benefits and the tax gross up thereon when payable provided under Sections 5(d) and 5(h) and health insurance as set forth in Section 8 below. Nothing in this section shall limit the discretion of the Board to grant Executive additional benefits.

          (d). Retirement. (i). Retirement benefits shall be due to Executive beginning on the day Executive attains age sixty-two (62), (1) if he is at that time still employed by the Company, and he elects to retire from employment with the Company, or (2) he is not at the time employed by the Company, and elects to begin receiving retirement benefits. Notwithstanding the above provision, the Executive and the Company may agree that the Executive may continue to be employed by the Company and not to retire at age 62. In addition, the Executive may elect an early retirement and may elect to receive payment of the retirement benefit at anytime after attaining age 55 but before age 62 by providing written notice to the Company. Such early retirement benefit will be adjusted solely for actual retirement age as described in Section 5(d)(ii) below. The date on which the Executive retires shall be referred to as the "Retirement Termination Date".

               (ii). If Executive retires on or after reaching age 62, Executive will be entitled to receive from the Company, at the Executive's written election, either in the form of cash or an annuity, a retirement benefit which will provide an annual lifetime benefit in an amount equal to three percent of the average annual Base Salary and all bonus compensation for the two years with the highest compensation beginning on or after January 1, 2001 times the total number of months of service with the Company, including all months prior to January 1, 2001, which shall be divided by 12. The annual retirement benefit so calculated will be limited to 60% of Executive's total compensation which is defined as the total amount of annual Base Salary and maximum annual senior management bonus and Performance Bonus (using the assumption that the parameters for earning maximum bonus were met for that year regardless of the actual performance of the Company) that
          Executive could have earned in the calendar year of Executive's termination of employment with the Company had he been employed until the end of the year in which termination occurs regardless of whether he receives either bonus that year. For the purposes of determining the two years with the highest compensation under this paragraph, compensation shall be based on all wages, salaries and bonus amounts earned in an applicable year rather than paid in that year. In addition, in the event of a Change in Control as defined in Section 5(g), the Executive shall have been considered to have earned the total amount of annual Base Salary and maximum annual senior management bonus and Performance Bonus (using the assumption that the parameters for earning maximum bonus were met for that year regardless of the actual performance of the Company) that the Executive could have earned in the calendar year of the Change in Control and for the purposes of calculating the Executive's retirement benefit, such year shall be considered in the determination of the Executive's two years with highest compensation. However, in no event will the lump sum payment provided in Section 5(g)(2) be considered as compensation under the calculation of the retirement benefit under this paragraph. In the event of a Change in Control, an additional twenty-four (24) month period shall be added to the total months of service for the purpose of calculating the Executive's retirement benefit under this paragraph. If Executive elects early retirement and retires after reaching age 55 but before age 62, the annual benefit amount shall be reduced by .25% (.0025) per month for each month that the actual retirement age is prior to age 62. The annual retirement benefit amount shall be increased at a rate of 2.5% annually beginning in the year of retirement. For the purposes of determining the net present value of the annual retirement benefit, a fixed interest rate of 6% per annum will be used.

               (iii). Pursuant to the terms of the Executive's prior employment contract with the Company, all retirement benefits have fully vested.

               (iv). At any time, Executive may elect a beneficiary to receive a survivor benefit which will be 80% of the Executive's retirement benefit upon the Retirement Termination Date. If Executive dies prior to retirement without naming a beneficiary, then Executive's surviving spouse shall be deemed to be his named beneficiary or if Executive has no surviving spouse, to his issue per stirpes.

               (v). If Executive is employed by the Company on the Retirement Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the last day of the month in which the Retirement Termination Date occurs, any payment or benefit that Executive is entitled to as an employee of the Company, and any non-reimbursed business expenses. In addition, the Executive shall receive the compensation set forth in Section 5(f) and must comply with Section 6. The retirement benefit payable under this Section 5(d) is in addition to, and shall not be offset against, any other retirement benefits to which the Executive may be entitled under any qualified or non-qualified retirement or deferred compensation plan of the Company.

          (e). Termination by the Company for Just Cause

               (i). The Company may terminate Executive's employment for "Just Cause" at any time by giving written notice thereof to Executive. (Except as provided below, the date of such notice is the "Just Cause Termination Date" unless otherwise provided in the notice). Within thirty (30) days after the Just Cause Termination Date, the Company shall pay to Executive his Base Salary as then in effect that has accrued to the Just Cause Termination Date, as well as any payment or benefit that Executive is entitled to as an employee of the Company, and any non-reimbursed business expenses. For the purposes of this subparagraph, "Just Cause" shall mean termination because of Executive's willful and intentional business or professional misconduct, breach of fiduciary duty, intentional failure to perform stated duties other than such failure due to his disability, the conviction of Executive of a felony, or a material breach of any provision of this Agreement. For the purposes of this paragraph, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Unless otherwise determined by the Board, Executive shall have no right to receive compensation or other benefits under this Agreement after a termination for Just Cause except for the value of vested retirement benefits and the tax gross up thereon when payable as described in Sections 5(d) and 5(h), any stock options that have vested up to and including the Just Cause Termination Date and health insurance as set forth in Section 8 below.

               (ii). Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Just Cause unless and until the occurrence of the following two events:

                    (A). The Executive is given a notice from the Board of Directors of the Company that identifies with reasonable specificity the grounds for the proposed termination of the Executive's employment and notifies the Executive that he shall have an opportunity to address the Board with his counsel present with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether the Executive engaged in conduct described in Section 5(e)(i). The notice shall, except as is otherwise provided in the last sentence of the subsection (i), provide the Executive with thirty (30) days from the day such notice is given to cure the alleged grounds of termination contained in this Agreement. The Board of Directors shall determine, reasonably and in good faith, whether the Executive has effectively cured the alleged grounds of termination. If, in the reasonable good faith opinion of the Board, the grounds for termination under Section 5(e)(i) may not reasonably be cured by the Executive, then the notice required by this Section 5(e)(ii)(A) need not provide for any cure period; and

                    (B). The Executive is given a copy of certified resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if applicable) at a meeting of the Board called and held for the purpose of finding that, in the reasonable good faith opinion of a majority of the Board, the Executive was guilty of conduct set forth in Section 5(e)(i), which specify in detail the grounds for termination and indicate that the grounds for termination have not been cured within the time limits, if any, specified in the notice referred to in Section 5(e)(ii)(A).

          (f). Termination by Executive Without Cause. Executive may terminate this Agreement without cause upon the provision of twelve (12) weeks' prior notice to the Company. The date of such termination shall be referred to as the "Without Cause Termination Date" in this Agreement. Upon such a termination, the Executive shall receive an amount equal to one year's Base Salary in effect at the time of termination, the full bonus under the senior management Bonus Plan of the Company based on the actual performance of the Company under the Bonus Plan and not pro-rated for months of service in the year of termination, and the full Performance Bonus that Executive would have received under this Agreement based on the actual performance of the Company and not pro-rated for months of service in the year of termination. Executive also shall be entitled to receive the value of the vested retirement benefit and the tax gross up thereon when payable in accordance with Sections 5(d) and 5(h) of this Agreement and any other non-reimbursed business expenses and health insurance as set forth in
     Section 8 below. Executive must comply with Section 6 below. All stock options which are vested through the Without Cause Termination Date can be exercised by the Executive under the terms of the applicable option plan as if the Executive remained in the Company's employ. No other payment shall be made to Executive under this Agreement other than that provided in this paragraph. Executive will receive payment under this section as long as notice of termination is given during the term of the Agreement even if the Without Cause Termination Date extends beyond the term of the Agreement.

          (g). Change in Control. Notwithstanding any other provision to the contrary, the following provisions will govern in the event of a Change in Control as defined herein.

               (1). Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:

                    (A). The acquisition of, in one or more  transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), shares in excess of fifty percent (50%) of the then-outstanding voting stock of the Company; provided, however, that the term "Change in Control" shall not include any such acquisition by any entity with respect to which, following such acquisition, more than 50% of the then-outstanding shares of common stock of such entity is then beneficially owned, directly or indirectly by individuals and entities who were beneficial owners of the then-outstanding voting stock of the Company immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the then-outstanding voting stock of the Company; or

                    (B). The consummation of a merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company ("Merger"), unless, following such Merger, stock possessing at least fifty percent (50%) of the total combined voting power of the issued and outstanding shares of all classes of Company stock of the corporation resulting from such Merger is beneficially owned, directly or indirectly, by individuals and entities who were beneficial owners of the then-outstanding voting stock of the Company immediately prior to such Merger in substantially the same proportion as their ownership immediately prior to such Merger; or

                    (C). Consummation of a complete liquidation or dissolution of the Company.

               (2). In the event of a Change in Control as defined in Section 5(g)(1) above, the Executive shall be entitled to the following benefits regardless of whether Executive remains employed by the Company, terminates his employment with the Company, or is terminated after the Change in Control:

                    (A). The Company shall pay the Executive in a single lump sum cash payment at the time of Closing (i.e., the legal consummation of the Change in Control) an amount equal to two times the sum of (1) the Executive's current Base Salary; and (2) the maximum Performance Bonus that Executive could have earned for the year in which such Change in Control occurs (50% times the then-current Base Salary as defined in Section 4 above) had he been employed until the end of the year regardless of whether he receives a Performance Bonus that year; and (3) the maximum annual senior management bonus the Executive could have earned had he been employed until the end of the year regardless of whether he receives a senior management bonus that year using the assumption that the parameters for earning maximum bonus were met for that year regardless of the actual performance of the Company under the applicable Bonus Plan for the year in which such Change in Control occurs in lieu of payment under the Bonus Plan. In addition, the Executive will receive the value of the Executive's fully vested retirement benefit and tax gross up thereon in cash, if so elected by the Executive pursuant to Section 5(g)(2)(D)
               below. Upon payment of the lump sum provided under the subsection, the obligation of the Company to employ Executive under this Agreement shall cease;

                    (B). All stock options which Executive has been granted shall immediately vest and become exercisable in accordance with the applicable option plan and agreements;

                    (C). The Company  shall pay to the  Executive at the time of
               Closing an amount equal to the sum of (x) any excise taxes imposed on the Executive under Section 4999 of the Internal Revenue Code and (y) income and other payroll taxes due from the Executive with respect to the payment of the amount in (x) above as well as the payment for income and other payroll taxes under this subsection 5(g)(2)(C). The determination of whether an excise tax is due in respect of any payment or benefit, the amount of the excise tax and the amount of the gross-up payment shall be made by an independent accountant jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the accountant, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select the nationally recognized accounting firm to serve as the accountant; and

                    (D). At or prior to Closing and based solely upon the Executive's written election, the Company shall either purchase for the Executive an annuity as set forth in Section 5(h) below based on the fully vested retirement benefit and tax gross up thereon provided in Section 5(d) above or pay the Executive the equivalent amount in cash. For the purposes of calculating the amount of such retirement benefits under Section 5(d)(ii), an additional twenty-four (24) months shall be added to the total number of months of service Executive shall have worked for the Company and, in addition, the Executive shall have been considered to have earned the total amount of annual Base Salary and maximum annual senior management bonus and Performance Bonus (using the assumption that the parameters for earning maximum bonus were met for that year regardless of the actual performance of the Company) that the Executive could have earned had he been employed until the end of the year regardless of whether he receives either bonus that year in the calendar year of the Change in Control and such year shall be considered in the determination of the Executive's two years with highest compensation under Section 5(d)(ii). However, in no event will the lump sum payment(s) provided in Section 5(g)(2) be considered as compensation under the calculation of the retirement benefit under this paragraph.

               (3). The payment of any benefits described in Section 5(g)(2) and 5(h) of this Agreement shall become the joint and several obligation and responsibility of the Company and the successor company or "person" noted in Section 5(g) above if applicable.

               (4). If the Executive becomes entitled to the benefits provided under Section 5(g)(2) above, such benefits shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company; provided, however, that this section shall not apply to any retirement benefit under Sections 5(d) and 5(h) herein and shall not be offset against any other retirement benefits to which the Executive may be entitled under any qualified or non-qualified retirement or deferred compensation plan of the Company.

          (h). Payment of Retirement Benefit. Upon termination of the Executive's employment for any reason under this Section 5 and based solely upon the Executive's written election, the Company shall either pay the Executive the earned retirement benefits and tax gross up thereon in cash or purchase for his benefit an annuity that guarantees the payment of the earned retirement benefits for the life of Executive and the life of his beneficiary at a 20% reduction should he predecease such beneficiary. If the annuity purchase is elected, the annuity must be issued by a Company with at least an A+ rating from Best's or a AA rating from Standard & Poor's. For the purposes of the purchase of such an annuity, the Executive may elect the commencement date of the annuity payment. Such annuity must be purchased within 90 days of termination except in the case of a Change in Control as defined below in which case the annuity must be purchased by the successor company at or prior to Closing unless an alternate date of purchase is mutually agreed to in writing by the Company, the Executive and the successor company. The parties recognize that the amount the Company or successor company pays the Executive in cash or for the annuity purchase will be taxable income to the Executive and the Company or successor company agrees to reimburse the Executive for all taxes, including taxes on the tax gross up, related to the annuity purchase or cash payment. In the case of a Change in Control, for the purposes of calculating any reduction in payments for early retirement in the value of the retirement benefit, the Executive shall be deemed to be the greater of (1) age 55 or (2) Executive's actual age, plus 2 years. If the Executive selects the annuity purchase option, retirement payments will commence when Executive attains the age of 55. If the cash option is selected, the sum payable will discounted back to a present value in accordance with Section 5(d)(ii) to reflect the number of years between Executive's current age and age 55.

     6. Covenant Not to Compete. Executive covenants and agrees that, in consideration of the amounts to be paid Executive under this Agreement pursuant to Sections 5(d) and 5(f) and other good and valuable consideration, for a period of one (1) year beyond the Without Cause Termination Date or the Retirement Termination Date, Executive shall not be employed as an executive officer of, or control, manage, or otherwise participate in the management of the business of a "significant competitor" of the Company within the Company's service area. The term "significant competitor" shall mean any company or division of a company that, on the Without Cause Termination Date or the Retirement Termination Date, directly or indirectly, is materially (10% or more of its revenues) engaged in the operation or management of a health maintenance organization or any other similar provider, payer or insurer for medical services. The Company and Executive agree that the terms and conditions of this
Section 6 shall survive the termination of this Agreement following the Without Cause Termination Date or the Retirement Termination Date.

     7. Business Automobile. The Company shall pay to Executive a car allowance of not less than $450 per month during the term of this Agreement.

     8. Health Insurance. Upon termination of this Agreement for any reason, including but not limited to, retirement, death, Disability, Change of Control, or termination of Executive with or without cause, both the Executive and the spouse of the Executive and in the event of the Executive's death, the surviving spouse of the Executive will receive or be provided health coverage from the Company or its successor during the term of their respective lives. Such health coverage shall be equivalent to that which was available to the Executive on the date of termination and shall be paid for by Executive or the spouse of the Executive with the normal Company contribution for active employees in effect at the date of termination.

     9. Confidential Information. Executive shall fully comply with and abide by the provisions of the Company's Employee Manual and other announced policies in effect from time to time, including those provisions relating to the protection of the Company's confidential information. The Company and Executive agree that the foregoing provision shall survive the termination of this Agreement for any reason whatsoever.

     10. Indemnification. Executive shall be entitled to indemnification to the full extent provided for or allowed by applicable law, including indemnification for administrative and criminal matters, irrespective of insurance, and to advances for expenses in defending against such claims. The Company and Executive agree that the foregoing provision shall survive the termination of this Agreement for any reason whatsoever. Notwithstanding the above, the Board shall have the discretion not to reimburse or indemnify the Executive for any expenses related to a just cause termination as defined in Section 5(e) wherein such action or omission was done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

     11. Anti-Disparagement. Upon termination of this Agreement for any reason, both parties agree not to make disparaging or disrespectful comments about each other orally or in writing or through any other medium to any individual or entity, professional or trade association, regulator, competitor or media.

     12. Nonsolicitation. For a period ending one year after any termination of this Agreement, the Executive shall not, directly or indirectly, induce any person in the employment of the Company or any subsidiary or affiliate of the Company away from the Company or any subsidiary or affiliate of the Company to accept employment or enter into any consulting arrangement with the Executive or any entity with which Executive is associated.

     13. General Provisions.

          (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and Executive.

          (b) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by Executive offset in any manner the obligations of the Company hereunder.

          (c) Nonassignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof is assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this
     Section 11(c) shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

          (d) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, to the parties to this Agreement at the following addresses:

          (i)  if to the Company at:

               Mid Atlantic Medical Services, Inc.
               4 Taft Court
               Rockville, MD 20850

                           and

          (ii) if to Executive at the address set forth on the signature page or to such other address as either party to this Agreement shall have last designated by notice to the other party.

     All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.

          (e) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties to this Agreement or their respective successors or permitted assigns, any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

          (f) Waiver. No provision of this Agreement may be amended, waived, discharged, or terminated except by an instrument in writing and executed by each party. Any waiver of enforcement of any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other provisions unless expressly stated in such instrument.

          (g) Amendment. This Agreement may be terminated, amended, modified, or supplemented only by a written instrument executed by Executive and the Company.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

          (i) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the Effective Date.

ATTEST:                                      MID ATLANTIC MEDICAL SERVICES, INC.

By:  /s/ Sharon C. Pavlos                    By:/s/ Mark D. Groban, M.D.
     ____________________________               __________________________
Name:  Sharon C. Pavlos                      Name: Mark D. Groban, M.D.
(Corporate Seal)                             Title:  Chairman of the Board

APPROVED BY:
Compensation Committe                        EXECUTIVE:  Thomas P. Barbera
By: /s/ Edward J. Muhl                       By: /s/ Thomas P. Barbera
    ______________________________               __________________________
Name Edward J. Muhl                          Address: 4 Taft Court
Title:  Chairman                                      Rockville, MD  20850